AGREEMENT

   THIS AGREEMENT, made as of this 15th day of October, 2006, by and among Laszlo Birinyi, Jr. ("Birinyi"), an individual, and Birinyi Associates, Inc. ("BAI"), a Connecticut corporation, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.


                                   WITNESSETH:

   WHEREAS, BAI is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and Birinyi is a "supervised person" of an investment adviser within the meaning of Section 203A(b) of the Advisers Act; and

   WHEREAS, all proprietary rights to the service marks "Birinyi" and "Laszlo Birinyi" are owned by Birinyi and BAI; and

   WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs"); and

   WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest substantially all of its assets in securities selected by Birinyi in accordance with the securities selection criteria set forth in Exhibit A attached hereto (the "Birinyi UITs").

   WHEREAS, Van Kampen, on behalf of the Birinyi UITs, desires to license the name "Birinyi" for use in connection with the Birinyi UITs; and

   WHEREAS, Van Kampen further desires the services of Birinyi and BAI in advising and consulting with Van Kampen with respect to securities selection in accordance with the description of the securities selection criteria set forth in Exhibit A attached hereto, and Birinyi's investment concerns and strategies; and

   WHEREAS, Birinyi and BAI are willing to license the name "Birinyi" to Van Kampen and the Birinyi UITs solely for use in connection with the Birinyi UITs, and Birinyi and BAI are willing to provide the aforesaid services to Van Kampen under the terms and conditions hereinafter set forth;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Grant of License. (a) Subject to the terms and conditions of this Agreement, Birinyi and BAI hereby grant to Van Kampen and the Birinyi UITs, a license to use and refer within the United States to the service marks "Birinyi" and "Laszlo Birinyi" (collectively, the "Birinyi Property") solely in connection with the Birinyi UITs, in such manner as may be deemed to be appropriate by Van Kampen, subject to the prior approval of Birinyi and BAI, which approval shall not be unreasonably withheld.

   (b) Each of Birinyi and BAI covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Birinyi Property in connection with the initial sale of the Birinyi UITs or subsequent resales of the Birinyi UITs in the secondary market.

   (c) Each of Birinyi and BAI represents and warrants that they own all proprietary rights in and to the Birinyi Property for use in connection with the creation and distribution of unit investment trusts and in connection with the provision of investment advisory services and have the right to license the same to Van Kampen and the Birinyi UITs pursuant to this Agreement.

   (d) Except as otherwise specifically provided herein, Birinyi and BAI reserve all rights to the Birinyi Property, and this Agreement shall not be construed to transfer to Van Kampen any ownership right to, or equity interest in, any of the Birinyi Property.

   2. Identification of Securities. (a) During the period commencing on the date hereof and ending on the termination of this Agreement (pursuant to Section 6 hereof), Van Kampen shall provide Birinyi and BAI with reasonable advance notice of the filing of each registration statement on Form S-6 pertaining to a Birinyi UIT ("Registration Statement") and, subject to the foregoing, Birinyi and BAI will provide to Van Kampen within ten (10) days of Van Kampen's written request a list of all securities that fit within the parameters described in Exhibit A in connection with each Birinyi UIT (the "Identified Securities"). Such list of Identified Securities will be deposited in the related Birinyi UIT's portfolio (the "Portfolio Securities"); provided that Van Kampen reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, market capitalization and liquidity considerations, subject to the prior approval of Birinyi and BAI, which approval will not be unreasonably withheld.

   (b) Birinyi and BAI will provide Van Kampen with information reasonably requested by Van Kampen about Birinyi, BAI and the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Birinyi UITs. Birinyi and BAI also agree to review and comment upon disclosure in the Registration Statement referred to in Section 14 hereof.

   (c) Neither Birinyi nor BAI shall have any obligation to provide ongoing research with regard to the Portfolio Securities. Van Kampen or such other party designated by the trust agreement governing a particular Birinyi UIT shall determine, in its sole discretion and based upon all information available to it, whether, in the interest of a particular Birinyi UIT, to retain, sell, redeem, liquidate or dispose of a particular Portfolio Security. It is anticipated that, once chosen, the Portfolio Securities (in varying amounts, but proportionate to each other as reflected on the initial date of deposit) will be held for the life of the related Birinyi UIT.

   (d) Birinyi and BAI will provide general advice to and will consult with Van Kampen with respect to the investment principles, concerns and strategies of Birinyi and BAI. Birinyi and BAI shall also periodically consult with and advise Van Kampen regarding the securities or methodologies used to identify those securities for inclusion in any Birinyi UIT at a time and place mutually agreed upon by the parties. With the prior consent of Birinyi and BAI, which consent will not be unreasonably withheld, Van Kampen may permit others to participate in these consultations.

   (e) Each of Birinyi and BAI covenants and agrees that he or it will not describe Van Kampen's services or recommend or specifically endorse Van Kampen or its investment products. Further, each of Birinyi and BAI covenants and agrees that he or it will not, except to the extent incident to the conduct of BAI's business (i) recommend or endorse specific securities (except, in the case of Birinyi, where no compensation is paid to Birinyi in connection therewith);
(ii) become involved in any financial services offered by Van Kampen or any other broker-dealer, including (A) opening, maintaining, administering, or closing customer brokerage accounts with Van Kampen or any other broker-dealer;
(B) soliciting, processing, or facilitating securities transactions relating to customer brokerage accounts with Van Kampen or any other broker-dealer; (C) extending credit to any customer for the purpose of purchasing securities through, or carrying securities with, Van Kampen or any other broker-dealer; (D) answering customer inquiries or engaging in negotiations involving brokerage accounts or securities transactions; (E) accepting customer securities orders, selecting among broker-dealers or routing orders to markets for execution; (F) handling funds or securities of customers of Van Kampen or any other broker-dealer, or effecting clearance or settlement of customer securities trades; or (G) resolving or attempting to resolve any problems, discrepancies, or disputes involving customer accounts of Van Kampen or any other broker-dealer or related transactions; provided, however, that nothing herein shall be deemed to govern or limit Birinyi's or BAI's actions with respect to parties other than Van Kampen except when such actions relate to, or could reasonably be deemed to relate to, Van Kampen or the Birinyi UITs.

   (f) Each of Birinyi and BAI represents and warrants that neither it nor any of its officers, directors or employees (i) is subject to an order of the SEC issued under section 15(b) of the Securities Exchange Act of 1934 ("Exchange Act"), (ii) has been convicted within the previous ten years of any felony or misdemeanor involving conduct described in section 15(b)(4) of the Exchange Act,
(iii) has been found by the SEC to have engaged, or has been convicted of engaging, in any of the conduct specified in paragraphs (B), (D) or (E) of section 15(b)(4) of the Exchange Act, or (iv) has been the subject of an order, judgment or decree described in section 15(b)(4)(C) of the Exchange Act. This representation shall survive the termination of this Agreement for so long as Van Kampen is obligated to make payments to the Birinyi or BAI hereunder.

   (g) Van Kampen shall reimburse BAI and Birinyi for all appropriate and reasonable out-of-pocket travel expenses incurred by BAI and Birinyi in the performance of the services for which receipts or other documentary evidence is submitted.

   4. Birinyi Services Unique. BAI, Birinyi and Van Kampen agree that the services to be performed by Birinyi on behalf of BAI set forth in Section 2 herein are unique and may not be performed by anyone other than Birinyi.

   5. Fees. (a) For the license granted pursuant to Section 1, Van Kampen, on behalf of each Birinyi UIT, agrees that each Birinyi UIT shall pay BAI a fee equal to five basis points (0.05%) of the aggregate Evaluation Price of all assets comprising such Birinyi UIT as of the end of the primary offering period of such Birinyi UIT (the "License Fee"). Such fee shall be paid by the trustee of a Birinyi UIT to BAI within fifteen (15) days following the end of the primary offering period of such Birinyi UIT. "Evaluation Price" as used in this
Section 5 shall mean the "current net asset value" as defined in the Investment Company Act of 1940, as amended.

   (b) For the services to be performed pursuant to Section 2, Van Kampen on behalf of each Birinyi UIT, agrees that each Birinyi UIT shall pay BAI a fee equal to ten basis points (0.10%) of the aggregate Evaluation Price of all assets comprising such UIT as of the end of the primary offering period of such Birinyi UIT (the "Portfolio Consultant Fee"). Such fee shall be paid by the trustee of a Birinyi UIT to BAI within fifteen (15) days following the end of the primary offering period of such Birinyi UIT.

   6. Term. Subject to the provisions of Section 10, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the earlier of one (1) year from the date first above written or until all of the Birinyi UITs are liquidated and their legal existences terminated (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods unless a party elects to terminate the Agreement by providing the other parties a written notice to that effect ninety (90) days prior to the end of the Initial Term or the then-current term, as the case may be, in which event this Agreement shall terminate at the end of the Initial Term or the then-current term, as the case may be. In the event that any party elects to terminate the Agreement by providing the other parties a written notice to that effect ninety (90) days prior to the end of the then-current term, Van Kampen agrees that it will not thereafter establish any subsequent Birinyi UIT.

   7. Exclusivity. Each of Birinyi and BAI covenants and agrees that, for the term of this Agreement (pursuant to Section 6 hereof), neither Birinyi nor BAI, or anyone acting on behalf of any of the aforesaid parties shall take any action to market or promote any UIT within the United States other than the Birinyi UITs or shall permit the use of any of the Birinyi Property in connection with the creation, marketing or promotion of any UIT within the United States other than the Birinyi UITs. Nothing contained herein shall limit the right of Birinyi or BAI to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a UIT.

   8. Assignment. None of the parties hereto may assign (including within the meaning of the Investment Advisers Act of 1940, as amended) his or its respective rights and obligations under this Agreement without the prior written consent of the others.

   9. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership between Van Kampen and any of Birinyi or BAI, and that the services performed hereunder by Birinyi shall be as an independent contractor and not as an employee or agent of Van Kampen. Birinyi shall have no authority whatsoever to bind Van Kampen on any agreement or obligation and agrees that neither Birinyi nor any other employee or agent of BAI shall hold itself or himself out as an employee or agent of Van Kampen.

   10. Termination. (a) Either of Birinyi or BAI may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

   (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Birinyi or BAI that is not remedied within ten (10) business days after written notice thereof.

   (c) Birinyi, BAI and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

   (d) Any termination under Section 10(a) or 10(b) shall not limit any other remedies for breach the non-breaching parties may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Birinyi UIT or any license granted hereunder to any Birinyi UIT then in existence.

   11. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses of distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

   (b) All such proprietary or confidential information of each party hereto shall be kept secret by every other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to any party shall not be disclosed by another party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

   (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

   (d) Each party acknowledges and agrees that a breach of this Section 11 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 11, in addition to all other remedies available to such party at law or in equity.

   (e) The covenants set forth in this Section 11 shall survive the termination of this Agreement for any cause whatsoever and shall continue until the second anniversary of the date of liquidation of all of the Birinyi UITs.

   12. Covenants. During the period of this Agreement and for as long as any of the Birinyi UITs remains outstanding, each of the parties agree to:

   (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance;

   (b) take such other actions as the other parties hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

   (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

   13. Indemnification. (a) By Van Kampen. In the event any claim is brought by any third party against Birinyi or BAI that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, any of the Birinyi UITs or any of Van Kampen's affiliates, as the case may be, to comply with any law, rule or regulation, Birinyi or BAI, as the case may be, shall promptly notify Van Kampen, and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless Birinyi and BAI against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. Birinyi or BAI, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Birinyi nor BAI shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Birinyi or BAI.

   (b) By Birinyi or BAI. In the event any claim is brought by any third party against Van Kampen, any of the Birinyi UITs, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by Birinyi or BAI, as the case may be, of their respective obligations hereunder, or the failure of Birinyi or BAI, as the case may be, to comply with any law, rule or regulation, Van Kampen, the Birinyi UITs, or Van Kampen's affiliates, as the case may be, shall promptly notify Birinyi or BAI, as the case may be, and the party so notified shall defend such claim at its expense and under its control. Birinyi and BAI, jointly and severally, shall indemnify and hold harmless Van Kampen, the Birinyi UITs, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Birinyi UITs, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that neither of Birinyi or BAI shall be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Birinyi UITs, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the negligence or willful misconduct of Van Kampen, the Birinyi UITs, or Van Kampen's affiliates.

   (c) Survival. The indemnifications set forth in this Section 13 shall survive the termination of this Agreement for any cause whatsoever.

   14. Birinyi and BAI's Review of Registration Statement. Birinyi and BAI hereby acknowledge that he and it have reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing BAI, Birinyi and his stock selection process. For purposes of the foregoing, a draft of the Registration Statement is attached hereto as Exhibit B. Van Kampen, upon and by the filing of each Registration Statement related to a particular Birinyi UIT, hereby affirms that such provisions of a particular Registration Statement contain no untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   15. Arbitration and Governing Law. (a) Any dispute, controversy or difference which may arise among the parties hereto out of or in connection with this Agreement or any agreement entered into among the parties pursuant to this Agreement or any breach hereof or thereof shall, if possible, be settled by mutual consultation in good faith between senior executive officers of the parties having requisite decision making authority. Such mutual consultation shall take place as soon as practicable after the receipt by one party of a written notice from another party describing the dispute, controversy or difference between them. Except as provided in Paragraph 11, in the event that the dispute is not resolved to the satisfaction of such parties by such consultation within 90 days of the written notice given to one party pursuant to this Paragraph 15(a), either party to the dispute may initiate the arbitration procedure set forth in Paragraph 15(b) of this Agreement. Such arbitration shall be the exclusive method for resolving any such unresolved disputes.

   (b) Subject to Paragraph 15(a), all disputes arising in connection with this Agreement that are not resolved as contemplated by Paragraph 15(a), shall be finally settled under the Rules of the American Arbitration Association (the "Rules") by one or more arbitrators appointed in accordance with the said Rules. Such arbitration shall be held in New York, New York in accordance with the Rules.

   (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

   (d) An arbitration award rendered shall be final and binding upon the parties hereto. The amount of the costs of any such arbitration and by whom they shall be paid will be determined as part of the arbitration. Judgment upon such arbitration award may be entered in any court having jurisdiction over the parties or their assets.

   16. Waiver of Breach. The failure of any party to require the performance of any term of this Agreement or the waiver of any party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

   17. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

   18. Notices. All notices from any party to the others pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to Birinyi or BAI:

                           61 Wilton Road
                           Westport, CT  06880
                           Attn:  Laszlo Birinyi, Jr.

                           With copy to:

                           Finn Dixon & Herling LLP
                           1 Landmark Square
                           Stamford, CT  06901
                           Attn:  Harold B. Finn III

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to Office of General Counsel

   Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

   19. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

   20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

              VAN KAMPEN FUNDS INC.


              By:

              Name:____________________________________________________

              Title:___________________________________________________




--------------------------------------------------------------------------------

              LASZLO BIRINYI, JR.


              BIRINYI ASSOCIATES, INC.


              By:

              Name:____________________________________________________

              Title:___________________________________________________



                                    EXHIBIT A

                     DESCRIPTION OF STOCK SELECTION CRITERIA

   The process of stock selection employed by Laszlo Birinyi and Birinyi Associates is based on money flow analysis of individual stock trades, commonly known as "ticker tape reading". Although this approach is one of the oldest forms of market analysis. Birinyi uses modern technology to read the stock exchange ticker tape. By discriminating between upticks and downticks and analyzing every single transaction, the computer can highlight those situations where investors are quietly buying or selling but in such a way as to not necessarily disturb the price which would alert traders to the fact that buying (or selling) is present. The thesis is that the market discounts significant future events and hence the idea of tape reading or money flows attempts to discern those situations where the market itself - by reflecting the activity of investors - is anticipating future, positive developments.



                                    EXHIBIT B

                             REGISTRATION STATEMENT

                                    Attached